As filed with the Securities and Exchange Commission on February 9, 2007

File No. 333-121400

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

KANBAY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4387594
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6400 Shafer Court, Suite 100
Rosemont, Illinois	60018
(Address of Principal Executive Offices)	(Zip Code)

Kanbay International, Inc. 2005 Employee Stock Purchase Plan

(Full Title of the Plans)

Raymond J. Spencer

Chairman and Chief Executive Officer

Kanbay International, Inc.

6400 Shafer Court, Suite 100

Rosemont, Illinois 60018

(Name and Address of Agent for Service)

(847) 384-6100

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Leland E. Hutchinson, Esq.

Matthew F. Bergmann, Esq.

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

(312) 558-5600

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-121400) (the “Registration Statement”) of Kanbay International, Inc. (“Kanbay”) pertaining to the 500,000 shares of Kanbay common stock, par value $0.001 per share, authorized and reserved for issuance under Kanbay’s 2005 Employee Stock Purchase Plan, which was filed with the Securities and Exchange Commission and became effective on December 17, 2004.

On October 26, 2006, Kanbay, Cap Gemini SA, a société anonyme organized under the laws of France (“Cap Gemini”), and Capgemini Financial Services, Inc., a Delaware corporation and wholly-owned subsidiary of Cap Gemini (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement and effective on February 9, 2007, (1) Merger Sub merged with and into Kanbay (the “Merger”), with Kanbay continuing as the surviving corporation and an indirect wholly-owned subsidiary of Cap Gemini, and (2) each share of Kanbay common stock outstanding immediately prior to the effective time of the Merger, other than shares held by Kanbay, Cap Gemini, Merger Sub or any of Kanbay’s or Cap Gemini’s respective wholly-owned subsidiaries, or by holders properly exercising appraisal rights under Delaware law, was automatically converted into the right to receive $29.00 in cash, without interest and less any applicable withholding taxes.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with an undertaking made by Kanbay in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, Kanbay hereby removes from registration the securities of Kanbay registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosemont, the State of Illinois, on February 9, 2007.

KANBAY INTERNATIONAL, INC.

By:	/s/ William F. Weissman

	Name:	William F. Weissman
	Title:	Executive Vice President and Chief Financial Officer